EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed by Koss Corporation on the date hereof of our report dated August 25, 2023, relating to the consolidated financial statements of Koss Corporation and Subsidiaries appearing in the Annual Report on Form 10-K of Koss Corporation for the year ended June 30, 2023.

/s/ Wipfli LLP

Wipfli LLP

Radnor, Pennsylvania
December 12, 2023